(d)(24)(iv)

EQ ADVISORS TRUST

AMENDMENT NO. 3

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 effective as of July 1, 2015 (“Amendment No. 3”) to the Investment Advisory Agreement dated as of May 1, 2011, as amended, (“Agreement”) between AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) and OppenheimerFunds, Inc. (“Oppenheimer” or “Adviser”).

WHEREAS, FMG LLC and the Adviser agree to amend the Agreement to modify the fee payable to the Adviser for investment advisory services the Adviser provides to the EQ/Oppenheimer Global Portfolio and AXA Global Equity Managed Volatility Portfolio;

NOW THEREFORE, FMG LLC and the Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the fee payable to the Adviser with respect to the Portfolios or Allocated Portion of the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 effective as of the date set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		OPPENHEIMERFUNDS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Lamar Kunes
	Steven M. Joenk		Name: Lamar Kunes
	Chairman, Chief Executive Officer and President		Title: SVP

AMENDMENT NO. 3

TO

INVESTMENT ADVISORY AGREEMENT

OPPENHEIMERFUNDS, INC.

Global Portfolios	Annual Advisory Fee Rate***

Global Portfolios, which shall consist of the Following Portfolio and Other Portfolio(s) or Allocated Portion(s)*:

EQ/Oppenheimer Global Portfolio

AXA Global Equity Managed Volatility Portfolio**

1290 Global Equity Managers Fund a series of 1290 Funds

0.45% of the Global Portfolios’ average daily net assets up to and including $50 million; 0.40% of the Global Portfolios’ average daily net assets over $50 million.

*	Other Portfolios or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Manager and sub-advised by the Adviser, which are classified as “Global Portfolios.”
**	The Portfolio has been designated a “multi-adviser portfolio” and OppenheimerFunds, Inc. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.
***	The daily sub-advisory fee for the Global Portfolios is calculated by multiplying the aggregate net assets of the Global Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.